Exhibit 99.1
Ellington Credit Company Reports Fourth Quarter 2024 Results
OLD GREENWICH, Connecticut—March 12, 2025—Ellington Credit Company (NYSE: EARN) ("we") today reported financial results for the quarter ended December 31, 2024.
Fourth Quarter Highlights
•Net income (loss) of $(2.0) million, or $(0.07) per share.
•Adjusted Distributable Earnings1 of $7.8 million, or $0.27 per share.
•Book value of $6.53 per share as of December 31, 2024, which includes the effects of dividends of $0.24 per share for the quarter.
•Net interest margin2 of 8.54% on credit, 3.24% on Agency, and 5.07% overall.
•CLO portfolio increased to $171.1 million at year end, compared to $144.5 million as of September 30, 2024.
•Capital allocation3 to CLOs increased to 72% at year end, compared to 58% as of September 30, 2024.
•Debt-to-equity ratio of 2.9:1 and net mortgage assets-to-equity ratio of 2.6:14 as of December 31, 2024.
•Weighted average constant prepayment rate ("CPR") for the fixed-rate Agency specified pool portfolio of 9.55.
•Cash and cash equivalents of $31.8 million at year end, in addition to other unencumbered assets of $79.2 million.
•Dividend yield of 15.7% based on the March 11, 2025 closing stock price of $6.12, and monthly dividend of $0.08 per common share declared on March 7, 2025.
•Subsequent to year end, shareholders approved conversion to a Delaware registered closed-end fund to be treated as a regulated investment company ("RIC") under the Internal Revenue Code, focused on corporate CLO investments (the "Conversion").
•Expect to complete the Conversion on April 1, 2025.
Fourth Quarter 2024 Results
"We continue to expand our CLO portfolio in preparation for the upcoming Conversion, and in the fourth quarter, we grew that portfolio by another 18% sequentially to $171.1 million. Most of this growth came in CLO equity, where we currently see the most attractive opportunities. With CLO debt spreads tightening, the economics of both new and existing CLO equity investments are improving. Meanwhile, persistent pricing inefficiencies continue to create compelling relative value opportunities across the CLO market," said Laurence Penn, Chief Executive Officer and President.
"Our results for the quarter reflect positive performance in our CLO portfolio, particularly CLO mezzanine debt. Net interest income in that portfolio rose, and we also generated net gains resulting from several opportunistic sales, tighter credit spreads, and redemptions of several of our discount seasoned CLO mezzanine tranches. However, intra-quarter interest rate and yield spread volatility drove underperformance in Agency MBS, which led to a small overall net loss for EARN for the quarter. The combination of portfolio growth and wide net interest margins on our CLOs continued to support our adjusted distributable earnings, which again covered our dividends for the quarter.
"With shareholder approval now secured, we are working to finalize the Conversion and expect to operate as a RIC beginning April 1. This conversion marks a pivotal milestone for Ellington Credit, positioning us to drive strong earnings and unlock greater value for shareholders over the long term. We remain committed to executing our strategies with discipline and appreciate our shareholders’ steadfast support throughout this process."
Strategic Transformation Update
On March 29, 2024, our Board of Trustees approved a strategic transformation of our investment strategy to focus on corporate CLOs, with an emphasis on mezzanine debt and equity tranches. As part of this transformation, we revoked our REIT tax election effective January 1, 2024 and rebranded as Ellington Credit Company. We remain listed on the New York Stock Exchange under the ticker symbol EARN.
1 Adjusted Distributable Earnings is a non-GAAP financial measure. See "Reconciliation of Adjusted Distributable Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Adjusted Distributable Earnings.
2 Net interest margin of a group of assets represents the weighted average asset yield less the weighted average cost of borrowings secured by those assets (including the effect of net interest income (expense) related to U.S. Treasury securities and actual and accrued payments on interest rate swaps used to hedge such borrowings); net interest margin excludes the effect of the Catch-up Amortization Adjustment.
3 Percentages shown are of net assets, as opposed to gross assets, deployed.
4 We define our net mortgage assets-to-equity ratio as the net aggregate market value of our mortgage-backed securities (including the underlying market values of our long and short TBA positions) divided by total shareholder's equity. As of December 31, 2024 the market value of our mortgage-backed securities and our net short TBA position was $512.3 million and $(15.2) million, respectively, and total shareholders' equity was $193.7 million.
5 Excludes recent purchases of fixed rate Agency specified pools with no prepayment history.

At a special meeting of shareholders on January 17, 2025, we received approval to complete the Conversion. Over 93% of shareholder votes cast supported the proposals related to the Conversion, and excluding abstentions, the approval rate exceeded 95%.
We expect the Conversion to take effect on April 1, 2025, marking our full transition from an MBS-focused REIT to a CLO-focused closed-end fund. As part of this shift, we intend to sell our remaining liquid Agency MBS pools and, following the effectiveness of the RIC Conversion, operate in compliance with 1940 Act requirements.
Financial Results
The following table summarizes our portfolio of long investments as of December 31, 2024 and September 30, 2024:

	December 31, 2024					September 30, 2024
($ in thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Credit Portfolio:
Dollar Denominated:
CLOs
CLO Notes	$65,954	$55,157	83.63	$55,363	83.94	$63,090	$52,892	83.84	$52,800	83.69
CLO Equity	n/a	91,832	n/a	97,267	n/a	n/a	66,518	n/a	69,188	n/a
Total Dollar Denominated CLOs		146,989		152,630			119,410		121,988
Corporate Debt	1,787	428	23.95	398	22.27	1,222	391	32.00	372	30.44
Corporate Equity	n/a	56	n/a	75	n/a	n/a	30	n/a	43	n/a
Non-Agency RMBS(2)	—	—	—	—	—	9,343	9,448	101.12	7,844	83.96
Total Dollar Denominated Credit		147,473		153,103			129,279		130,247
Non-Dollar Denominated:
CLOs:
CLO Notes	17,368	16,835	96.93	17,219	99.14	17,555	16,818	95.80	16,173	92.13
CLO Equity	n/a	7,298	n/a	7,995	n/a	n/a	8,258	n/a	8,394	n/a
Total non-Dollar Denominated CLOs		24,133		25,214			25,076		24,567
Total Credit		171,606		178,317			154,355		154,814
Agency Portfolio:
Dollar Denominated:
Agency RMBS(2)
30-year fixed-rate mortgages	536,948	512,307	95.41	519,628	96.77	461,682	462,112	100.09	454,370	98.42
Reverse mortgages	—	—	—	—	—	34	34	100.00	37	108.82
Total Agency RMBS	536,948	512,307	95.41	519,628	96.77	461,716	462,146	100.09	454,407	98.42
Agency IOs	n/a	2	n/a	2	n/a	n/a	1,870	n/a	1,583	n/a
Total Agency		512,309		519,630			464,016		455,990
U.S. Treasury securities	—	—	—	—	—	425	426	100.24	426	100.24
Total		$683,915		$697,947			$618,797		$611,230
(1)Expressed as a percentage of current principal balance.
(2)Excludes IOs.
CLO Holdings
Our CLO holdings grew by 18% to $171.1 million as of December 31, 2024, compared to $144.5 million as of September 30, 2024, while our capital allocation3 to CLOs increased to 72% from 58%. At year end, our CLO portfolio consisted of $99.1 million of equity tranches ($91.8 million dollar-denominated, $7.3 million non-dollar denominated) and $72.0 million of mezzanine debt tranches ($55.2 million dollar-denominated, $16.8 million non-dollar denominated). We aim to maintain a diversified portfolio of CLO equity and debt investments, with allocations between equity and debt adjusted based on market opportunities. While we plan to invest in both dollar- and non-dollar-denominated CLOs based on relative value, we expect that the majority of our CLO holdings will remain dollar-denominated.
Agency RMBS and Non-Agency Holdings
Our Agency RMBS holdings increased by 11% to $512.3 million as of December 31, 2024, from $462.1 million as of September 30, 2024. We added Agency RMBS to the portfolio to accommodate the larger CLO portfolio, in order to maintain our exclusion from registration as an investment company under the 1940 Act prior to completing our Conversion. Meanwhile, we sold effectively all of our remaining non-Agency RMBS and interest-only securities during the fourth quarter.

Leverage and Hedging
Our debt-to-equity ratio (adjusted for unsettled trades) increased to 2.9:1 as of December 31, 2024, compared to 2.5:1 at the end of the third quarter, driven by an increase in borrowings on our larger CLO and Agency RMBS portfolios, partially offset by higher shareholders’ equity. Meanwhile, our net mortgage assets-to-equity ratio declined to 2.6:1 from 3.0:1, driven by the increase in shareholders’ equity and a net short TBA position at the end of the fourth quarter in contrast to a net long TBA position at the end of the third quarter.
We hedged our interest rate risk using interest rate swaps and short positions in TBAs, U.S. Treasury securities, and futures. We also maintained modest credit hedge and foreign currency hedge portfolios at quarter end.
Net Interest Margin and Adjusted Distributable Earnings
In the fourth quarter, the net interest margins on our credit and Agency portfolios decreased to 8.54% and 3.24%, respectively, as compared to 9.65% and 3.52% in the prior quarter. In our credit portfolio, average asset yields and cost of funds both declined, with asset yields declining by a greater amount; whereas in our Agency portfolio, average asset yields and cost of funds both increased, with cost of funds increasing by a greater amount. Our average cost of funds and net interest margin continued to benefit from positive carry on our interest rate swaps, where we receive a higher floating rate and pay a lower fixed rate. However, the extent of this benefit declined in the fourth quarter, and the benefit will continue to decline as we sell our remaining Agency pools and terminate the associated interest rate swap hedges.
The decline in net interest margin also led to a small decrease in our adjusted distributable earnings per share to $0.27 from $0.28 in the prior quarter. Our adjusted distributable earnings again exceeded our dividends paid in the quarter.

The following table summarizes our operating results by strategy for the three-month periods ended December 31, 2024 and September 30, 2024:

	Three-Month Period Ended December 31, 2024	Per Share	Three-Month Period Ended September 30, 2024	Per Share
(In thousands, except share and per share amounts)
Credit:
CLOs
Interest and other income(1)	$5,651	$0.20	$4,388	$0.17
Interest expense	(671)	(0.02)	(506)	(0.02)
Realized gain (loss), net	867	0.03	399	0.02
Unrealized gain (loss), net	(2,803)	(0.10)	(1,187)	(0.05)
Credit hedges and other activities, net(2)	(223)	(0.01)	(19)	—
Total CLO profit (loss)	2,821	0.10	3,075	0.12
Non-Agency RMBS(3)
Interest income	62	—	473	0.02
Interest expense	(26)	—	(132)	(0.01)
Realized gain (loss), net	1,696	0.06	2,531	0.10
Unrealized gain (loss), net	(1,604)	(0.06)	(2,062)	(0.08)
Interest rate hedges, net	29	—	(33)	—
Total non-Agency RMBS profit (loss)	157	—	777	0.03
Total Credit profit (loss)	2,978	0.10	3,852	0.15
Agency RMBS(3):
Interest income	6,454	0.22	6,851	0.27
Interest expense	(5,651)	(0.20)	(6,651)	(0.26)
Realized gain (loss), net	(545)	(0.02)	(3,730)	(0.15)
Unrealized gain (loss), net	(15,347)	(0.53)	19,199	0.75
Interest rate hedges and other activities, net(4)	11,754	0.41	(11,216)	(0.44)
Total Agency RMBS profit (loss)	(3,335)	(0.12)	4,453	0.17
Total Credit and Agency RMBS profit (loss)	(357)	(0.02)	8,305	0.32
Other interest income (expense), net	440	0.02	328	0.01
Income tax (expense) benefit	181	0.01	(463)	(0.02)
General and administrative expenses	(2,269)	(0.08)	(2,725)	(0.10)
Net income (loss)	$(2,005)	$(0.07)	$5,445	$0.21
Weighted average shares outstanding	28,733,893		25,591,607
(1)Includes distributions from fee rebate agreements which are included in Other, net on the Consolidated Statement of Operations.
(2)Other activities includes currency hedges as well as net realized and unrealized gains (losses) on foreign currency.
(3)Includes IOs.
(4)Includes U.S. Treasury securities.
CLO Performance
In the fourth quarter, the U.S. CLO market continued to benefit from robust demand for leveraged loans, improvements in fundamentals for corporate borrowers, and strong capital inflows, particularly into floating-rate leveraged loan funds in response to higher interest rates. Tightening credit spreads drove strong corporate loan issuance volumes in the fourth quarter, with gross issuance for 2024 reaching its highest annual level on record per PitchBook | LCD. However, as with the prior quarter, net CLO issuance remained low in the fourth quarter, due to elevated CLO refinancing volumes and seasoned CLO deals being called.
In the U.S., benign default rates, combined with elevated interest rate volatility and demand for floating-rate assets, led to continued strong demand for CLO debt and equity tranches. Higher loan prepayment rates continued to drive deleveraging in seasoned CLOs, while increasing leveraged loan prices improved deal-level asset coverage tests for many CLOs, driving credit spreads tighter. However, investors remained cautious of lower-quality loans, leading to continued weakness in mezzanine tranches of CLOs with elevated exposures to these assets.

In Europe, default rates and prepayment rates declined, which benefited European CLO equity relative to U.S. equity tranches. On the other hand, the slower prepayment rates led to less deal deleveraging relative to U.S. CLOs, limiting spread tightening for CLO debt.
As with the prior two quarters, U.S. CLO equity performance was mixed during the fourth quarter. Tightening debt spreads allowed for some deals to continue to refinance or reset their liabilities, enhancing CLO equity returns for deals out of their non-call periods with stronger-performing portfolios and higher debt costs. However, the prevalence of fast prepayment speeds in the leveraged loan market led to both price declines for loans trading above par and compression in loan floating rate spreads, as large volumes of loans trading at premiums to par were refinanced at par and replaced with lower-spread loans. European CLO equity tranches were negatively affected by similar phenomena, though to a lesser degree.
Our CLO strategy delivered positive results in the fourth quarter, driven by higher net interest income and net gains in U.S. and European debt portfolios, supported by several opportunistic sales, tighter credit spreads, and redemptions of several of our discount seasoned CLO mezzanine tranches. Performance from our CLO equity investments was positive overall, with net interest income slightly exceeding net unrealized losses.
Agency and Non-Agency Performance
In the fourth quarter, rising interest rates and intra-quarter volatility contributed to the underperformance of Agency RMBS relative to hedging instruments. Overall for the fourth quarter, the U.S. Agency MBS Index generated a negative excess return of (0.15)%. Against this backdrop, EARN’s remaining Agency portfolio generated negative results for the quarter, with net losses on Agency MBS exceeding net gains on interest rate hedges.
Average pay-ups on our specified pool portfolio decreased to 0.20% as of December 31, 2024, as compared to 0.25% as of September 30, 2024.
Meanwhile, our non-Agency RMBS portfolio generated positive results for the fourth quarter, driven by net interest income and profitable sales. We sold effectively all of our remaining non-Agency RMBS and interest-only securities during the quarter.
General and Administrative Expenses
Quarterly expenses declined quarter over quarter due to lower professional fees, compensation expense, and other operating expenses.
About Ellington Credit Company
Ellington Credit Company (the "Company"), formerly known as Ellington Residential Mortgage REIT, was initially formed as a real estate investment trust ("REIT") that invested primarily in residential mortgage-backed securities ("MBS"). On March 29, 2024, the Company's Board of Trustees approved a strategic transformation of the Company's investment strategy to focus on corporate CLOs, with an emphasis on mezzanine debt and equity tranches. In connection with this transformation, the Company revoked its election to be taxed as a REIT effective January 1, 2024, and rebranded as Ellington Credit Company. At a special meeting on January 17, 2025, the Company's shareholders approved proposals related to the RIC Conversion. The Company expects the conversion to take effect on April 1, 2025.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Thursday, March 13, 2025 to discuss our financial results for the quarter ended December 31, 2024. To participate in the event by telephone, please dial (800) 225-9448 at least 10 minutes prior to the start time and reference the conference ID: EARNQ424. International callers should dial (203) 518-9708 and reference the same conference ID. The conference call will also be webcast live over the Internet and can be accessed via the "For Investors" section of our web site at www.ellingtoncredit.com. To listen to the live webcast, please visit www.ellingtoncredit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on our website at www.ellingtoncredit.com under "For Investors—Presentations."
A dial-in replay of the conference call will be available on Thursday, March 13, 2025, at approximately 2:00 p.m. Eastern Time through Thursday, March 20, 2025 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 839-8318. International callers should dial (402) 220-6071. A replay of the conference call will also be archived on our web site at www.ellingtoncredit.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are based on our beliefs, assumptions and expectations of our future operations, business strategies, performance, financial condition, liquidity and prospects, taking into account information currently available to us. These beliefs, assumptions, and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations and strategies may vary materially from those expressed or implied in our forward-looking statements or from our beliefs, expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. The following factors are examples of those that could cause actual results to vary from those stated or implied by our forward-looking statements: changes in interest rates and the market value of our investments, market volatility, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, our ability to pivot our investment strategy to focus on CLOs, a deterioration in the CLO market, our ability to utilize our NOLs, our ability to convert to a closed end fund/RIC, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940, and other changes in market conditions and economic trends, such as changes to fiscal or monetary policy, heightened inflation, slower growth or recession, and currency fluctuations. Furthermore, as stated above, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of our Annual Report on Form 10-K, which can be accessed through the link to our SEC filings under "For Investors" on our website (at www.ellingtoncredit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K, and 8-K. New risks and uncertainties emerge from time to time, and it is not possible for us to predict or assess the impact of every factor that may cause our actual results to differ from those contained in any forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON CREDIT COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Year Ended
	December 31, 2024	September 30, 2024	December 31, 2024
(In thousands except share amounts and per share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$12,849	$12,504	$49,863
Interest expense	(6,707)	(7,752)	(34,794)
Total net interest income (expense)	6,142	4,752	15,069
EXPENSES
Management fees to affiliate	729	721	2,539
Professional fees	417	661	2,107
Compensation expense	355	501	1,555
Insurance expense	91	93	370
Other operating expenses	677	749	2,213
Total expenses	2,269	2,725	8,784
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	1,118	(1,377)	(18,068)
Net realized gains (losses) on financial derivatives	4,578	23,885	38,487
Change in net unrealized gains (losses) on securities	(19,362)	16,057	(364)
Change in net unrealized gains (losses) on financial derivatives	8,847	(35,274)	(18,579)
Other, net	(1,240)	590	(665)
Total other income (loss)	(6,059)	3,881	811
Net income (loss) before income taxes	(2,186)	5,908	7,096
Income tax expense (benefit)	(181)	463	510
NET INCOME (LOSS)	$(2,005)	$5,445	$6,586
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$(0.07)	$0.21	$0.28
WEIGHTED AVERAGE SHARES OUTSTANDING	28,733,893	25,591,607	23,576,696
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.24	$0.24	$0.96

ELLINGTON CREDIT COMPANY
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	December 31, 2024	September 30, 2024	December 31, 2023(1)
(In thousands except share amounts and per share amounts)
ASSETS
Cash and cash equivalents	$31,840	$25,747	$38,533
Securities, at fair value	683,915	618,797	773,548
Due from brokers	21,517	9,341	3,245
Financial derivatives–assets, at fair value	41,867	48,010	74,279
Reverse repurchase agreements	23,000	109	—
Receivable for securities sold	11,077	45,915	51,132
Interest and principal receivable	10,536	4,132	4,522
Other assets	340	252	431
Total Assets	$824,092	$752,303	$945,690
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$562,974	$486,921	$729,543
Payable for securities purchased	1,997	34,469	12,139
Due to brokers	30,671	21,832	54,476
Financial derivatives–liabilities, at fair value	5,681	9,856	7,329
U.S. Treasury securities sold short, at fair value	22,578	109	—
Dividend payable	2,372	2,237	1,488
Accrued expenses and other liabilities	1,488	2,561	1,153
Management fee payable to affiliate	729	721	513
Interest payable	1,876	1,968	2,811
Total Liabilities	630,366	560,674	809,452
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (1,000, 0, and 0 shares issued and outstanding, respectively)(2)	1	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (29,651,553, 27,968,145, and 18,601,464 shares issued and outstanding, respectively)(3)	297	280	186
Additional paid-in-capital	348,587	337,523	274,698
Accumulated deficit	(155,159)	(146,174)	(138,646)
Total Shareholders' Equity	193,726	191,629	136,238
Total Liabilities and Shareholders' Equity	$824,092	$752,303	$945,690
SUPPLEMENTAL PER SHARE INFORMATION
Book Value Per Share	$6.53	$6.85	$7.32
(1)Derived from audited financial statements as of December 31, 2023.
(2)Following the special meeting of shareholders held on January 17, 2025, we fully redeemed the 1,000 Series A Preferred Shares in accordance with the terms of the previously announced Subscription and Investment Representation Agreement entered into on December 9, 2024.
(3)Common shares issued and outstanding at December 31, 2024, includes 1,655,230 common shares issued under our at-the market common share offering program and 32,341 of restricted common shares issued under our 2023 Equity Incentive Plan during the fourth quarter.

Reconciliation of Adjusted Distributable Earnings to Net Income (Loss)
We calculate Adjusted Distributable Earnings as net income (loss) adjusted for: (i) net realized and change in net unrealized gains and (losses) on securities, financial derivatives, and foreign currency transactions; (ii) net realized and change in net unrealized gains (losses) associated with periodic settlements on interest rate swaps; (iii) other income or loss items that are of a non-recurring nature, if any (iv) Catch-up Amortization Adjustment (as defined below); and (v) provision for income taxes. The Catch-up Amortization Adjustment is a quarterly adjustment to premium amortization or discount accretion triggered by changes in actual and projected prepayments on our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on our then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter.
Adjusted Distributable Earnings is a supplemental non-GAAP financial measure. We believe that the presentation of Adjusted Distributable Earnings provides information useful to investors, because: (i) we believe that it is a useful indicator of both current and projected long-term financial performance, in that it excludes the impact of certain current-period earnings components that we believe are less useful in forecasting long-term performance and dividend-paying ability; (ii) we use it to evaluate the effective net yield provided by our portfolio, after the effects of financial leverage; and (iii), we believe that presenting Adjusted Distributable Earnings assists investors in measuring and evaluating our operating performance, and comparing our operating performance to that of our peers. Our calculation of Adjusted Distributable Earnings may differ from the calculation of similarly titled non-GAAP financial measures by our peers, with the result that these non-GAAP financial measures might not be directly comparable; adjusted Distributable Earnings excludes certain items, such as most realized and unrealized gains and losses, that may impact the amount of cash that is actually available for distribution.
In addition, because Adjusted Distributable Earnings is an incomplete measure of our financial results and differs from net income (loss) computed in accordance with U.S. GAAP, it should be considered supplementary to, and not as a substitute for, net income (loss) computed in accordance with U.S. GAAP.
In setting our dividends, our Board of Trustees considers our earnings, liquidity, financial condition, distribution requirements, and financial covenants, along with other factors that the Board of Trustees may deem relevant from time to time.
The following table reconciles, for the three-month periods ended December 31, 2024 and September 30, 2024, our Adjusted Distributable Earnings to the line on our Consolidated Statement of Operations entitled Net Income (Loss), which we believe is the most directly comparable U.S. GAAP measure:

	Three-Month Period Ended
(In thousands except share amounts and per share amounts)	December 31, 2024	September 30, 2024
Net Income (Loss)	$(2,005)	$5,445
Income tax expense (benefit)	(181)	463
Net Income (Loss) before income taxes	(2,186)	5,908
Adjustments:
Net realized (gains) losses on securities	(1,118)	1,377
Change in net unrealized (gains) losses on securities	19,362	(16,057)
Net realized (gains) losses on financial derivatives	(4,578)	(23,885)
Change in net unrealized (gains) losses on financial derivatives	(8,847)	35,274
Net realized gains (losses) on periodic settlements of interest rate swaps	4,814	6,969
Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	(1,412)	(2,278)
Strategic Transformation costs and other adjustments(1)	1,807	106
Negative (positive) component of interest income represented by Catch-up Amortization Adjustment	—	(173)
Subtotal	10,028	1,333
Adjusted Distributable Earnings	$7,842	$7,241
Weighted Average Shares Outstanding	28,733,893	25,591,607
Adjusted Distributable Earnings Per Share	$0.27	$0.28
(1)For the three-month period ended December 31, 2024, includes $1.3 million of net realized and unrealized (gains) losses on foreign currency translation, which is included in Other, net on the Consolidated Statement of Operations and $0.5 million of expenses incurred primarily in connection with our strategic transformation. For the three-month period ended September 30, 2024, includes $0.7 million of expenses incurred primarily in connection with our strategic transformation and $(0.6) million of net realized and unrealized (gains) losses on foreign currency translation, which is included in Other, net on the Consolidated Statement of Operations.